Unaudited Consolidated Financial Statements of
                   Gerber Childrenswear, Inc. for the quarter
                              ended March 30, 2002


                           Gerber Childrenswear, Inc.
                      Condensed Consolidated Balance Sheets


                                                                           (Unaudited)        (Unaudited)           (Note)
                                                                             March 30,          March 31,        December 31,
                                                                                2002               2001              2001
                                                                          ---------------    ---------------    ---------------
Assets                                                                                       (In thousands)
Current Assets
    Cash and cash equivalents ......................................            $ 42,948           $ 34,949           $ 45,556
    Accounts receivable, net .......................................              32,892             35,030             26,119
    Inventories ....................................................              47,889             53,627             50,625
    Deferred income taxes ..........................................               4,968              3,141              4,490
    Other ..........................................................               2,898              2,384              3,232
                                                                          ---------------    ---------------    ---------------
          Total current assets .....................................             131,595            129,131            130,022
                                                                          ---------------    ---------------    ---------------

Property, plant and equipment ......................................              52,974             50,651             53,974
    Less accumulated depreciation ..................................              22,267             17,940             21,175
                                                                          ---------------    ---------------    ---------------
                                                                                  30,707             32,711             32,799
                                                                          ---------------    ---------------    ---------------
Other Assets
    Excess of cost over fair value of net assets acquired, net .....              15,560             16,342             15,662
    Other ..........................................................               6,129              9,009              6,798
                                                                          ---------------    ---------------    ---------------
          Total other assets .......................................              21,689             25,351             22,460
                                                                          ---------------    ---------------    ---------------
                                                                                $183,991           $187,193           $185,281
                                                                          ===============    ===============    ===============
Liabilities and Shareholders' Equity
Current Liabilities
    Accounts payable ...............................................            $  7,267           $  8,642           $  8,968
    Accrued expenses ...............................................              15,621             14,492             14,845
    Current portion of long-term debt and capital leases ...........                 676              5,358              4,327
    Income tax payable .............................................               2,356              5,257                606
                                                                          ---------------    ---------------    ---------------
          Total current liabilities ................................              25,920             33,749             28,746
                                                                          ---------------    ---------------    ---------------

Non-Current Liabilities
    Long-term debt and capital leases, less current portion ........               1,287              4,150              1,553
    Other non-current liabilities ..................................              14,408             18,595             15,736
                                                                          ---------------    ---------------    ---------------
          Total non-current liabilities ............................              15,695             22,745             17,289
                                                                          ---------------    ---------------    ---------------

Shareholders' Equity ...............................................             142,376            130,699            139,246
                                                                          ---------------    ---------------    ---------------
                                                                                $183,991           $187,193           $185,281
                                                                          ===============    ===============    ===============

Note: The amounts were derived from the audited financial statements at that date.


                             See accompanying notes


                           Gerber Childrenswear, Inc.
      Condensed Consolidated Statements of Income and Comprehensive Income
                                   (Unaudited)




                                                          For the quarter ended
                                                       ------------------------
                                                         March 30,    March 31,
                                                            2002        2001
                                                       -------------------------
                                                       (In thousands, except per
                                                                share data)

Net sales ..........................................     $ 50,996      $ 54,245
Cost of sales ......................................       37,534        40,046
                                                         --------      --------
    Gross margin ...................................       13,462        14,199
Selling, general and administrative expenses .......        7,822         9,218
Other, net .........................................         --          (1,794)
                                                         --------      --------
                                                            7,822         7,424
                                                         --------      --------
Income before interest and income taxes ............        5,640         6,775
Interest expense, net of interest income ...........          (22)         (289)
                                                         --------      --------
Income before income taxes .........................        5,662         7,064
Provision for income taxes .........................        2,018         2,374
                                                         --------      --------
Net income .........................................        3,644         4,690
    Foreign currency translation ...................         (373)       (1,270)
                                                         --------      --------
Comprehensive income ...............................     $  3,271      $  3,420
                                                         ========      ========

Earnings per common share ..........................     $    .18      $    .24
Earnings per common share - diluted ................     $    .18      $    .24

Denominator
Weighted average shares - basic ....................       19,814        19,856
Effect of dilutive securities:
  Nonvested stock/stock options ....................           16            28
                                                         --------      --------
Adjusted weighted average shares - diluted .........       19,830        19,884
                                                         ========      ========







                             See accompanying notes


                           Gerber Childrenswear, Inc.
                 Condensed Consolidated Statements Of Cash Flows
                                   (Unaudited)


                                                                            For the quarter ended
                                                                            ---------------------
                                                                             March 30,   March 31,
                                                                                2002       2001
                                                                            ---------   --------
                                                                                (In thousands)
Operating Activities
    Net income ..........................................................   $  3,644    $  4,690
    Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization .....................................      1,717       1,547
      Other .............................................................         86         329
      Changes in assets and liabilities
          Accounts receivable, net ......................................     (6,822)      3,405
          Inventories ...................................................      2,667       3,113
          Accounts payable ..............................................     (1,697)     (2,162)
          Other assets and liabilities, net .............................      1,596      (1,459)
                                                                            --------    --------
                                                                               1,191       9,463
                                                                            --------    --------
Investing Activities
    Purchases of property, plant and equipment ..........................       (261)     (1,728)
    Proceeds from sale of property, plant and equipment .................        554           7
                                                                            --------    --------
                                                                                 293      (1,721)
                                                                            --------    --------
Financing Activities
    Principal payments on long-term borrowings and capital leases .......     (3,917)     (3,879)
    Repurchase of common stock ..........................................       (146)        (45)
                                                                            --------    --------
                                                                              (4,063)     (3,924)
                                                                            --------    --------

    Effect of exchange rate changes on cash .............................        (29)        (72)
                                                                            --------    --------

Net (decrease) increase in cash and cash equivalents ....................     (2,608)      3,746
Cash and cash equivalents at beginning of period ........................     45,556      31,203
                                                                            --------    --------
Cash and cash equivalents at end of period ..............................   $ 42,948    $ 34,949
                                                                            ========    ========





                             See accompanying notes


                           Gerber Childrenswear, Inc.
              Notes to Condensed Consolidated Financial Statements
                                   (Unaudited)


 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          The condensed consolidated financial statements included herein have been prepared by Gerber Childrenswear, Inc. (the "Company") pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations; however, the Company believes that the disclosures are adequate to make the information presented not misleading. The interim financial statements are unaudited and, in the opinion of management, contain all adjustments, which are normal and recurring in nature, necessary to present fairly the Company's financial position and the results of its operations and cash flows for the interim periods presented. It is suggested that these interim financial statements be read in conjunction with the Company's audited consolidated financial statements and notes thereto included in the Company's 2001 Annual Report on Form 10-K.


2.  CONSOLIDATED FINANCIAL STATEMENTS

          The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The financial statements of all foreign subsidiaries were prepared in their respective local currencies and translated into United States dollars based on the current exchange rate at the end of the period for the balance sheet and a weighted average rate for the periods on the statements of income. All significant intercompany balances have been eliminated in consolidation.


3.  SEASONALITY OF BUSINESS

          The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for a full fiscal year, due to the seasonal nature of some of the Company's products and retailer initiated promotions.


4.  USE OF ESTIMATES

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                           Gerber Childrenswear, Inc.
        Notes to Condensed Consolidated Financial Statements (Continued)
                                   (Unaudited)


5.  INVENTORIES

          Inventories consist of the following (in thousands):

                        March 30, 2002     March 31, 2001      December 31, 2001
                        --------------     --------------      -----------------

Raw materials                $ 4,370              $ 8,521          $ 5,547
Work in process                4,361                8,224            4,155
Finished goods                39,158               36,882           40,923
                             -------              -------          -------
                             $47,889              $53,627          $50,625
                             =======              =======          =======


6.  INCOME TAXES

          The Company's effective income tax rate was 35.6% and 33.6% for the quarters ended March 30, 2002 and March 31, 2001, respectively. The rates were lower than the United States combined federal and state statutory rates in 2002 and 2001 due to the impact of foreign earnings, certain of which are taxed at lower rates than in the United States, partially offset by goodwill amortization in 2001, most of which is not deductible for federal and state income tax purposes.


7.  RECLASSIFICATIONS

          Certain amounts in 2001 have been reclassified to conform to current presentations.


8.  BUSINESS SEGMENTS AND GEOGRAPHIC AREAS

          The Company operates in two business segments: apparel and hosiery. The apparel segment consists of the production and sale of infant and toddler sleepwear, underwear, bedding, bath, cloth diapers and other products primarily to mass merchandise outlets in the U.S. under the Gerber brand, Baby Looney Tunes brand and other labels. The hosiery segment consists of the production and sale of sport socks under the Wilson, Coca-Cola and Converse names to major retailers in the United States and/or Europe.

                           Gerber Childrenswear, Inc.
        Notes to Condensed Consolidated Financial Statements (Continued)
                                   (Unaudited)


8.  BUSINESS SEGMENTS AND GEOGRAPHIC AREAS (CONTINUED)

          Net sales, income before interest and income taxes, depreciation and amortization, and capital additions are reported based on the operations of each business segment or geographic region. Assets are those used exclusively in the operations of each business segment or geographic region, or which are allocated when used jointly. The following table sets forth certain unaudited results of operations and other financial information of the Company by business segment and geographic region (in thousands):


Business Segments                                               For the quarter ended
                                                           ------------------------------
                                                             March 30,        March 31,
                                                               2002             2001
                                                           -------------    -------------
Net sales:
    Apparel                                                     $ 36,577         $ 38,363
    Hosiery                                                       14,419           15,882
                                                           -------------    -------------
Total net sales                                                 $ 50,996         $ 54,245
                                                           =============    =============

Income before interest and income taxes:
    Apparel                                                      $ 5,674          $ 6,065
    Hosiery                                                         (34)              710
                                                           -------------    -------------
Total income before interest and income taxes                    $ 5,640          $ 6,775
                                                           =============    =============

Depreciation and amortization:
    Apparel                                                      $ 1,100           $  680
    Hosiery                                                          617              867
                                                           -------------    -------------
Total depreciation and amortization                              $ 1,717          $ 1,547
                                                           =============    =============

Capital additions:
    Apparel                                                      $   229           $  886
    Hosiery                                                           32              842
                                                           -------------    -------------
Total capital additions                                           $  261          $ 1,728
                                                           =============    =============

                                                             March 30,        March 31,        December 31,
                                                               2002             2001               2001
                                                           -------------    -------------     -------------
Assets:
    Apparel                                                    $ 134,404        $ 135,922         $ 135,828
    Hosiery                                                       49,587           51,271            49,453
                                                           -------------    -------------     -------------
Total assets                                                   $ 183,991        $ 187,193         $ 185,281
                                                           =============    =============     =============

Inventories (included in assets):
    Apparel                                                     $ 38,061         $ 43,336          $ 41,208
    Hosiery                                                        9,828           10,291             9,417
                                                           -------------    -------------     -------------
Total inventories (included in assets)                          $ 47,889         $ 53,627          $ 50,625
                                                           =============    =============     =============


                           Gerber Childrenswear, Inc.
        Notes to Condensed Consolidated Financial Statements (Continued)
                                   (Unaudited)


8.  BUSINESS SEGMENTS AND GEOGRAPHIC AREAS (CONTINUED)



Geographic Areas                                              For the quarter ended
                                                           ------------------------------
                                                             March 30,        March 31,
                                                               2002             2001
                                                           -------------    -------------
Net sales:
    United States                                               $ 46,776         $ 49,033
    All other                                                      4,220            5,212
                                                           -------------    -------------
Total net sales                                                 $ 50,996         $ 54,245
                                                           =============    =============

Income before interest and income taxes:
    United States                                                $ 5,379          $ 6,016
    All other                                                        261              759
                                                           -------------    -------------
Total income before interest and income taxes                    $ 5,640          $ 6,775
                                                           =============    =============

                                                             March 30,        March 31,       December 31,
                                                               2002             2001              2001
                                                           -------------    -------------    -------------
Assets:
    United States                                              $ 159,846        $ 163,629        $ 160,786
    All other                                                     24,145           23,564           24,495
                                                           -------------    -------------    -------------
Total assets                                                   $ 183,991        $ 187,193        $ 185,281
                                                           =============    =============    =============



9.  RECENT ACCOUNTING PRONOUNCEMENTS

          In July 2001, the Financial Accounting Standards Board issued Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 supersedes Accounting Principles Bulletin No. 17, "Intangible Assets." SFAS 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition. The most significant changes made by SFAS 142 are: (a) goodwill and indefinite lived intangible assets will no longer be amortized, (b) goodwill will be tested for impairment at least annually, (c) intangible assets deemed to have an indefinite life will be tested for impairment at least annually and (d) the amortization period of intangible assets with finite lives will no longer be limited to forty years. The Company adopted SFAS 142 on January 1, 2002. As of March 30, 2002, the Company has not completed the first transitional goodwill impairment test using the methodology prescribed by SFAS 142, and thus has not yet determined the effect, if any, on its consolidated financial position, results of operations and cash flows.

                           Gerber Childrenswear, Inc.
        Notes to Condensed Consolidated Financial Statements (Continued)
                                   (Unaudited)


9.  RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

          As required by SFAS 142, the results for the periods prior to its adoption have not been restated. The following table reconciles the reported net income to that which would have resulted for the quarter ended March 31, 2001 if SFAS 142 had been adopted as of December 31, 2000 (in thousands):

                                                          For the Quarter Ended
                                                             March 31, 2001
                                                          ----------------------

               Net income                                          $4,690
               Goodwill amortization                                  262
                                                          ----------------------

               Pro forma net income                                $4,952
                                                          ======================

               Earnings per share - basic and diluted              $  .25
                                                          ======================

          The Financial Accounting Standards Board also recently issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 establishes accounting standards for the recognition and measurement of long-lived assets held for use or held for disposal. The Company adopted the standard effective January 1, 2002, and the adoption did not have a material impact on the condensed consolidated financial statements.


10.  CURTAILMENT GAIN ON POSTRETIREMENT PLAN

          In January 2001, the Company decided to change eligibility requirements of the postretirement medical benefit plan (the "Postretirement Plan") resulting in a $1.8 million gain on curtailment of postretirement benefit costs for the quarter ended March 31, 2001.